Exhibit 10.46

GROUND LEASE

MIDSOUTH BANK

NORTH OFFICE

MURFREESBORO, TENNESSEE

GROUND LEASE INDEX

MIDSOUTH BANK

Murfreesboro, Tennessee

i

GROUND LEASE INDEX

MIDSOUTH BANK

Murfreesboro, Tennessee

ii

GROUND LEASE

THIS GROUND LEASE (this “Lease”) is made this      day of         , 2004. by and between JAMES B. HAYNES FAMILY REAL ESTATE PARTNERSHIP, a Tennessee limited partnership (“Landlord”), and MIDSOUTH BANK, a Tennessee corporation (“Tenant” or “Bank”). In consideration of the mutual covenants and agreements contained in this Lease, and for other good and valuable consideration, the receipt of which is acknowledged, Landlord and Tenant agree as follows:

1.	LEASED PREMISES.

1.1

Landlord leases to Tenant the real property located at the corner of U.S. 231 North (a/k/a Memorial Boulevard) and Castlewood Drive, in the City of Murfreesboro, County of Rutherford, State of Tennessee, as more particularly described and shown on Exhibit “A” attached hereto (the “Leased Premises”).

1.2	Tenant acknowledges that it will be constructing a building on the Leased Premises.

1.3	Landlord and Tenant acknowledge and agree that the following contingencies must be satisfied on or before February 28, 2005:

(a)	the City of Murfreesboro approval of a site plan for Tenant’s bank building.

(b)	approval by the Tennessee Department of Transportation (“TDOT”) of curb cuts acceptable to Tenant on Memorial Boulevard (aka U.S. 231 North) and Castlewood Drive.

(c)	the lot size as finally determined shall accommodate a 3,000 square foot building.

(d)	Tenant’s receipt of the necessary regulatory approval for a branch bank.

The parties hereto agree to file the necessary applications immediately upon execution of this lease. In the event such approvals are not received by February 28, 2005, either party shall have the right to terminate this ground lease by giving written notice to the other party, which notice shall be sent within thirty (30) days after February 28, 2005, and upon Landlord’s receipt of such written notice, this Lease shall be considered cancelled, null and void and neither party shall have any further obligations one to the other except for such obligations that may have accrued prior to the notice. It is specifically understood that Landlord shall be entitled to keep all rents received prior to cancellation of this lease by either party.

2.	USE OF PREMISES.

2.1

Tenant shall be permitted to use the Leased Premises for the operation of a bank and/or for any other lawful purpose or purposes. Landlord warrants that the Leased Premises are properly zoned and that there are no recorded or known to be pending restrictions which would prohibit or restrict Tenant from using the Leased Premises for a bank.

2.2

Tenant has the right to discontinue all or part of its banking operations at the Leased Premises at any time, at Tenant’s sole discretion and without Landlord’s approval or consent. In such case, Tenant shall remain fully liable for all obligations under this Lease.

2.3	Except as otherwise expressly provided in this Lease, Tenant shall have the exclusive right to possession of this Leased Premises and the quiet enjoyment thereof.

3.	INITIAL TERM, OPTION PERIODS, HOLDING OVER.

3.1	The initial term of this Lease shall commence on November 1, 2004, and shall terminate at midnight on the last day of the month twenty (20) years later.

3.2

Tenant, if not in default, has the option to renew this Lease for six (6) successive five (5) year period(s) at a rental as provided hereinafter on the same terms and conditions contained in this Lease, provided Tenant gives Landlord six (6) months written notice of its election to exercise each option prior to the end of the then-current term.

3.3

If Tenant remains in possession of the Leased Premises after the expiration of this Lease and Rent is paid and accepted, such possession shall create a month-to-month tenancy on the terms specified in this Lease, which tenancy may be terminated by either party with thirty (30) days written notice to the other party.

3.4

Tenant will deliver and surrender to Landlord possession of the Leased Premises, and all building improvements on the Leased Premises, upon the expiration or termination of this Lease, in as good condition and repair as the same shall be at the commencement of the term (loss by fire and ordinary wear, tear, and decay excepted.)

4.	RENT.

4.1.	Commencing on November 1, 2004, Tenant shall pay to Landlord fixed rent (“Rent”) in the amount of:

First five (5) years,

$72,292.00 Annually; Payable in monthly installments of $6,024.00 each

Next five (5) years,

The rental for the second five-year term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the first five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the first five-year lease term.

Next five (5) years,

The rental for the third five-year term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Next five (5) years,

The rental for the fourth five-year term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

First Option Period,

The rental for the first five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Second Option Period,

The rental for the second five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Third Option Period,

The rental for the third five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Fourth Option Period,

The rental for the fourth five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Fifth Option Period,

The rental for the fifth five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

Sixth Option Period,

The rental for the sixth five-year option term shall be increased, if any increase is due, using the prior five (5) years rental as the base rental, with the rent to be increased based on the increase in the Consumer Price Index for the prior five-year lease term as provided by the Bureau of Labor Statistics of the United States Department of Labor for the United States. In no event shall the rental be less than the rent for the prior five-year lease term.

4.2	All monthly payments of Rent shall be made in advance on the first business day of each and every calendar month during the term of this Lease.

5.	TAXES, UTILITY CHARGES, ASSESSMENTS.

5.1	Tenant agrees to pay all charges for electricity, gas, heat, water, telephone and other utility services used by Tenant on the Leased Premises.

5.2

Landlord shall promptly deliver to Tenant, upon receipt, all real estate tax bills for the Leased Premises. Tenant shall pay such tax bills directly to the taxing authority. Tenant shall have the right during the term of this Lease, at Tenant’s expense, to contest and appeal the amount of any real estate tax assessed against the Leased Premises. Landlord shall reasonably cooperate with Tenant in such contesting and appeal efforts. Landlord shall be responsible for any rollback taxes for periods prior to the lease commencement date.

5.3

Provided the real estate tax bills are delivered to Tenant by Landlord in a timely manner, Tenant agrees to pay all such taxes before delinquency and Landlord shall not be obligated to pay any penalty for delinquent payment. Any payment due pursuant to this Lease provision shall be prorated as of the termination or expiration date of this Lease.

5.4

Tenant agrees to pay all special assessments on the Leased Premises for the period while this Lease is in effect to the extent, in whole or in part, due to Tenant’s actions with respect to the Leased Premises. If any such special assessment is payable in installments, Tenant shall only be liable for its proportionate share of those installments which become due during the term of this Lease, whether or not Landlord elects to pay such assessment in installments

6.	CONSTRUCTION OF BUILDING.

6.1

On or before one hundred eighty (180) days from the satisfaction of all representations and warranties and contingencies and the receipt of all required regulatory approvals set out in 1.3 and 2.1, Tenant shall commence the construction of a banking facility (with area inside walls of approximately 3,000 square feet) (the “Building”). The Building shall be constructed in a good and workmanlike manner and in accordance with all requirements of local ordinances, rules, regulations and requirements of all departments, boards, bureaus, officials and authorities having jurisdiction.

6.2	All necessary permits shall be obtained by Tenant with the cooperation of Landlord.

6.3

Landlord and Tenant acknowledge that in connection with the construction of the Building and related improvements, Tenant shall be responsible, at Tenant’s sole cost and expense, for the construction and maintenance of the curb cut on Memorial Boulevard which serves both the Bank premises and the adjacent property to the North owned by Landlord. Each of the parties are responsible for the construction and maintenance of the drives from said curb cut at the point they enter their separate properties. It is envisioned that the curb cut will be centered on the property line between Tenant’s leased premises and the remaining property of Landlord to the North when the final site plan is approved. Each of the parties agree to grant to the other party, their successors and assigns, a permanent and perpetual easement for ingress and egress to U.S. Highway 231 through said curb cut and through the grantor’s property to provide access to the grantee’s property to U.S. 231. If said curb cut is shifted, in part or all, onto either party’s property, that party will grant to the other party the necessary easement for access to U.S. Highway 231 through said curb cut and through the grantor’s property.

The parties hereto agree to share the cost and expense for the maintenance of the rear access road which will be used jointly by Tenant and Landlord for its lot to the north of the premises leased, their successors and assigns. This rear access road shall also be used by Landlord’s tenant on the Eckerd’s lot which is located on the corner of the rear access road and Haynes Drive. Tenant, its successors and assigns, shall be responsible, at Tenant’s sole cost and expense, for the maintenance of the rear access road which is located on the premises leased. Landlord, its successors and assigns, shall be responsible for the maintenance of the rear access road located on the lot owned by Landlord to the north of the premises leased.

Landlord shall be responsible for the rough grading of the lot being leased by Tenant and the rough grading of Landlord’s remaining lot to the north of the premises leased prior to Tenant’s possession.

Landlord, its successors, assigns, and invitees, shall have no right to park on the premises leased. Tenant, its successors, assigns, and invitees, shall have no right to park on the lot to the north of the premises leased owned by Landlord.

6.4

The Building (and any building in replacement of the Building constructed in the future) shall be a complete independent building erected wholly within the boundary lines of the Leased Premises. Upon written request of Landlord, Tenant will furnish Landlord with a survey of the Leased Premises, prepared by a licensed surveyor, showing the location of the Building in relation to the perimeter of the Leased Premises.

6.5

No construction shall be commenced unless Tenant, at Tenant’s expense, has filed with the appropriate governmental body having jurisdiction with respect to the erection of the Building, plans, specifications, certificates and any other documents required for the construction of the Building. The plans and specifications for the Building and site plans, including drainage and grading plans, landscape buffering and fencing, and location of curb cuts, shall have been approved by Landlord, which approval Landlord shall not unreasonably delay, condition or withhold.

6.6

Landlord has agreed with the owners of the adjoining property to the west of the Leased Premises to install a Zone D landscape buffer as set forth by the ordinances of the City of Murfreesboro on the West perimeter of the property leased and to the west of other property of the Landlord to the north. Landlord has installed irrigation for the maintenance of the Zone D buffer as well as the Zone D buffer. Landlord and Tenant agree to share the costs of maintenance and irrigation of the Zone D buffer on a prorated basis, as determined by each party’s percentage of the entire linear feet of the Zone D buffer along the rear access road. Tenant’s percentage will be based on the linear feet of the buffer on the premises leased. Landlord’s percentage will be based on the linear feet of the buffer on Landlord’s remaining land to the north of the premises leased. The contribution to any performance bond required by the City of Murfreesboro for the Zone D buffer will also be shared by the Tenant and the Landlord on the same prorated basis. Landlord shall have access to the irrigation taps and systems located on the premises leased to irrigate its lot to the north of the premises leased but Landlord shall have the responsibility for any cost related to said installation together with its fair share of any City charges for water used in irrigating Landlord’s lot.

7.	REPAIRS AND MAINTENANCE.

7.1	Tenant covenants and agrees, at its sole cost and expense, to maintain and keep the Leased Premises and Building in an orderly condition and in a state of good repair, excepting normal wear and tear.

7.2

Tenant shall make all necessary or appropriate repairs, replacements, and renewals to the Leased Premises and Building, interior and exterior, structural and non-structural, and foreseen and unforeseen, including without limitation the utility lines, roof, foundation and exterior walls. All repairs effected shall be substantially equal in quality and material and workmanship to the original work and material and shall meet the requirements of municipal and governmental authorities.

7.3

Tenant shall maintain or keep in good order, repair and condition the parking areas and common areas on the Leased Premises (including, but not limited to, lighting, painting, policing, inspecting, landscaping, cleaning, paving, stripping and drainage), and further keep the same reasonably free from snow, ice, refuse and rubbish.

8.	LIABILITY INSURANCE AND INDEMNIFICATION.

8.1.

Tenant, in its name and at its own expense, shall procure and continue in force, commercial general liability insurance against damages occurring upon the Leased Premises and Building during the term or any extensions of this Lease. Such insurance shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00) general aggregate limit for bodily injury and property damage. A certificate of such insurance shall be provided to Landlord within thirty (30) days after the Date of Occupancy, and thereafter upon written request. Such policy shall state that it may not be canceled or modified prior to giving Landlord at least thirty (30) days prior written notice.

8.2	Tenant covenants to keep in good order and repair the plate glass in the Building, and to replace all broken glass with the same quality as that broken.

8.3

Tenant agrees to defend, indemnify and save harmless Landlord from and against any and all claims and demands whether from injury to person, loss of life, or damage to property, occurring upon the Leased Premises and Building, excepting, however, such claims or demands as may result from any injury or damage caused by acts or omissions of Landlord.

9.	CASUALTY (PROPERTY) INSURANCE AND DAMAGE TO LEASED PREMISES.

9.1

Tenant shall at all times during the term of this Lease and any Lease renewals maintain “all risk” insurance on the Leased Premises and Building insuring against all risks of physical loss or damage to property in the amount of one hundred percent (100%) of the full replacement cost of the improvements located on the Leased Premises. A certificate of such insurance shall be provided to Landlord within thirty (30) days after the Date of Occupancy and thereafter upon written request. Such policy shall state that it may not be canceled prior to giving Landlord and mortgagee, if any exists and is actually known to the Tenant and Tenant’s insurer, at least ten (10) days prior written notice in the event of non-payment of premium, and thirty (30) days prior written notice in all other instances.

9.2

Except as otherwise provided in this Section, in the event the Leased Premises or Building shall be partially damaged or totally destroyed by fire or other disaster, Tenant shall promptly cause the Leased Premises or Building to be restored, subject to such changes as Tenant may reasonably require and Landlord reasonably approves prior to commencement of reconstruction, such approval not to be unreasonably delayed, conditioned or withheld. Due allowance shall be made for (a) reasonable time necessary (not to exceed one hundred eighty (180) days) for Tenant to adjust the loss with insurance companies, and (b) delay occasioned by strikes, lockouts, and conditions beyond the reasonable control of Tenant, provided such delay does not exceed six (6) months without Landlord’s consent. Notwithstanding anything contained herein, in the event that Tenant is in the last eighteen (18) months of the term of this Lease, or any renewal thereof, and should the premises be substantially destroyed, Tenant, at its option, may elect not to restore the premises and upon payment by Tenant of the insurance proceeds required herein (one hundred (100%) percent) of the full replacement cost of the improvements, Tenant, at its option may terminate this lease.

10.	WAIVER OF SUBROGATION.

10.1

Tenant agrees not to assign to any insurance company any right or cause of action for damage to the property of Tenant located upon the Leased Premises which Tenant now has or may subsequently acquire against Landlord during the term of this Lease, and expressly waives all rights of recovery for such damage.

10.2

Landlord agrees not to assign to any insurance company any right or cause of action for damages to the property of Landlord located upon the Leased Premises which Landlord now has or may subsequently acquire against Tenant during the term of this Lease, and expressly waives all rights of recovery from such damage.

10.3

It is specifically understood this Section shall only apply (a) where such insurance as described in this Section allows the insured to enter into an agreement waiving recovery rights, and (b) to the extent insurance proceeds are recovered.

11.	ALTERATION OF BUILDING IMPROVEMENTS.

11.1

Tenant may, at Tenant’s expense, raze any improvements on the Leased Premises, except as provided below, and construct on the Leased Premises any improvements, including, without limitation, the Building and parking area, and make such repairs, additions, alterations and improvements to the Building as Tenant may deem desirable. Landlord shall not be obligated to maintain the improvements constructed on the Leased Premises by Tenant.

11.2	On surrendering possession to Landlord, all Building improvements then located on the Leased Premises shall become the exclusive property of Landlord.

11.3

Tenant agrees not to permit any liens to stand against the Leased Premises for work done or materials furnished to Tenant. However, Tenant may contest the validity of any such lien. Upon a final determination of the validity of such lien, Tenant shall cause such lien to be paid and released of record without cost to Landlord.

12.	TENANT’S FIXTURES.

12.1

Tenant may install in the Leased Premises such fixtures and equipment as Tenant deems desirable and all of said items shall remain Tenant’s property whether or not affixed to the Leased Premises. Tenant, at its option, may remove said items from the Leased Premises at any time, but shall repair any damage caused by removal.

13.	INDEMNIFICATION.

13.1

Each party indemnifies and saves the other party harmless from any and all liability, damage, expense, causes of action, suits, claims or judgments, costs and attorney’s fees incurred arising from injury to person or damage to property caused by the willful or negligent act of the respective party or the agents or employees of that party.

14.	ASSIGNMENT AND SUBLETTING.

14.1

Tenant may not assign this Lease or sublet the whole or any part of the Leased Premises, without the consent of Landlord; provided said consent shall not unreasonably be delayed, conditioned, or withheld and Tenant shall, in any event, remain liable to Landlord for full performance of Tenant’s obligations under this Lease.

15.	CONDITIONS AND LANDLORD’S AND TENANT’S REPRESENTATIONS AND WARRANTIES.

15.1	Landlord represents, warrants and covenants that the following are true:

15.1.1

Landlord has full right and power to execute and perform this Lease and to grant the estate demised in this Lease. Tenant, on payment of the Rent and performance of the covenants and agreements of this Lease, shall peaceably and quietly have, hold and enjoy the Leased Premises and all rights, easements, appurtenances and privileges belonging or in anywise appertaining to the Leased Premises during the Lease term without molestation or hindrance of any person.

15.1.2	Landlord has an indefeasible estate in fee simple and has good and marketable title to the Leased Premises, free and clear from encumbrances.

15.2	Tenant represents, warrants and covenants that the following are true:

15.2.1	Subject to regulatory approval, Tenant has full right and power to execute and perform this lease.

16.	CONDEMNATION.

16.1

If any portion or interest in the Leased Premises or Building or the points of ingress and egress to the public roadways shall be taken by condemnation under any right of eminent domain or any transfer in lieu of any right of eminent domain which will or does result in substantial interference with Tenant’s use of any part of the Leased Premises or Building in the reasonable option of Tenant, and/or is not suitable for Tenant’s operation of its existing business, Tenant may either:

16.1.2

Remain in possession with this Lease continuing as to the remaining portion of the Leased Premises, but with the Rent under Section 4 reduced in the ratio which the remaining land area in the Leased Premises bears to the total land area preceding such condemnation; or

16.1.3

Terminate this Lease, it being understood it is critical to the Tenant to retain access to and use of the Leased Premises. Accordingly, the Tenant shall have the right to terminate this Lease without further obligation to the Landlord if any material part of the Leased Premises (including access, parking spaces, part of the building, or any combination thereof) is lost due to one or more condemnations or exercises of eminent domain. If the Tenant sends or delivers written notice of termination, then all rent and other charges shall immediately abate (subject to any prorations due for taxes) and the Tenant shall have ninety (90) days to remove itself from the Leased Premises.

16.2

In the event of any condemnation and whether or not Tenant elects to terminate this Lease, Tenant shall be entitled to any and all awards or payments made in the condemnation proceedings with respect to any damage to:

16.2.1	Tenant’s leasehold interest; and

16.2.2	Any improvements constructed on the Leased Premises by Tenant; and

16.2.3	Tenant’s fixtures and equipment.

16.3

Nothing in this Lease shall be deemed as a waiver of any right of Landlord to any award for damages to Landlord or Landlord’s fee interest caused by such taking, whether made separately or as a part of a general award.

17.	COMPLIANCE WITH LAWS.

17.1

Should either Landlord or Tenant fail to comply with any of the terms of this Lease, each may, after thirty (30) days written notice to the other, comply with said terms. The cost of such compliance shall be payable upon demand by the non-complying party to the performing party. This Section shall not apply to the payment of Rent by Tenant.

18.	NOTICES.

18.1	Until Tenant is notified otherwise in writing, all notices and Rent shall be sent to Landlord, as follows:

To Landlord at:	James B. Haynes Family Estate
Partnership, L.P.
511 Richard Road
Murfreesboro, Tennessee 37129
Attention: Mr. Sam Haynes

18.2	Until Landlord is notified otherwise in writing, all notices shall be sent to Tenant, as follows:

To Tenant at:	MidSouth Bank
One East College Street Murfreesboro, Tennessee 37130
Attention: President

18.3	Notices delivered to the Leased Premises shall not constitute notice to Tenant under the terms of this Lease.

18.4	Notices to each shall be by certified mail, return receipt requested, or by bonded overnight courier, and shall be effective upon receipt or refusal to accept delivery.

19.	MORTGAGE BY LANDLORD.

19.1

Tenant agrees that this Lease shall be subject and subordinate to the lien of any mortgage which may now or subsequently affect the Leased Premises, and to all renewals, modifications, consolidations, participations, replacements and extensions of said mortgage, so long as Tenant’s (or Tenant’s assignee’s) standard Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) (a copy of such SNDA being attached as Exhibit “B”) is executed by all necessary parties.

20.	TENANT’S CERTIFICATE.

20.1	Upon Landlord’s written request, and provided Tenant can do so truthfully, Tenant will certify in writing to all persons designated by Landlord:

20.1.1	That Landlord has performed all Landlord’s obligations and is not in default under this Lease; and

20.1.2	That this Lease is in full force and effect; and

20.1.3	That each person receiving such certification may rely upon such certification for all purposes.

21.	LANDLORD’S CERTIFICATE.

21.1	Upon Tenant’s written request, and provided Landlord can do so truthfully, Landlord will certify in writing to all persons designated by Tenant:

21.1.1	That Tenant has performed all Tenant’s obligations and is not in default under this Lease; and

21.1.2	That this Lease is in full force and effect; and

21.1.3	That each person receiving such certification may rely upon such certification for all purposes.

21.2

Landlord further agrees that in the event of any default by Tenant under this Lease, any mortgagee or other holder of a security interest in Tenant’s leasehold or improvements and/or any assignee or sublessee of Tenant may cure such default within the time allowed Tenant for same under the terms of this Lease and continue this Lease in full force and effect.

22.	REMEDIES CUMULATIVE.

22.1

No remedy in this Lease conferred upon or reserved to Landlord or Tenant shall exclude any other remedy in this Lease or by law, but each shall be cumulative and in addition to every other remedy given in this Lease or now or in the future existing at law or in equity or by statute.

23.	DEFAULT.

23.1	Each of the following shall be deemed a default by Tenant and a breach of this Lease:

23.1.1	Any of the following which shall result in final adjudication against Tenant:

23.1.1.1.	The filing of a bankruptcy petition by or against Tenant for adjudication, reorganization, or arrangement; or

23.1.1.2	Any proceedings for dissolution or liquidation of Tenant; or

23.1.1.3	Any general assignment for the benefit of Tenant’s creditors; or

23.1.1.4	Failure to:

23.1.1.5	pay Rent for a period of fifteen (15) days after written notice; or

23.1.1.6	perform any other covenant or condition of this Lease for a period of thirty (30) days after written notice.

23.2

In the event of any material default of Tenant, Landlord may serve written notice upon Tenant that Landlord elects to terminate this Lease upon a specified date not less than thirty (30) days after the date of Tenant’s receipt of such notice. This Lease shall then expire on the date specified in Landlord’s notice as if that date had been originally fixed as the expiration date of the Lease term unless steps have, in good faith, been commenced promptly by Tenant to rectify the default, and prosecuted to completion with diligence and continuity. If the matter in question shall involve construction of the Building, and if Tenant shall be subject to unavoidable delay by conditions beyond the control of Tenant, Tenant’s time to perform shall be extended for a period commensurate with such delay.

23.3

In the event of termination of this Lease for Tenant’s default, Landlord or its agents may immediately or at any time thereafter, re-enter and resume possession of the Leased Premises and remove all persons and property from the Leased Premises, by a suitable action or proceeding at law, without being liable for any damages for such removal.

23.4	No re-entry by Landlord shall be deemed an acceptance of a surrender of this Lease. There shall be no lockout.

23.5

After re-entry of the Leased Premises, Landlord may in its own behalf, relet any portion of the Leased Premises to any reasonable tenant and for any reasonable use or purpose, subject to Section 22. In connection with any reletting, Landlord may make such changes on the Leased Premises and may grant any concessions of free rent as may be reasonably appropriate or helpful in effecting such lease. Tenant shall receive full credit for all amounts received by Landlord.

23.6

Landlord shall not be liable in any manner, nor shall Tenant’s obligations under this Lease be diminished by any failure of Landlord to relet the Lease Premises, or in the event of reletting to collect rent, provided Landlord uses its best efforts in reletting the Leased Premises and in collecting rent.

23.7

Notwithstanding anything contained herein, the Landlord shall at all times be entitled to recover by all lawful means any and all damages sustained by the Landlord through the breach of any of the said covenants on the part of the said Tenant to be performed. Should the Landlord find it is necessary to take legal action against the Tenant for unpaid rent or any other default and the enforcement of its rights under any provision or covenant of this lease, Landlord, in addition to any other damage, shall be entitled to recover its attorney’s fees and any other loss related to such action.

24.	PARAGRAPH HEADINGS.

24.1	The paragraph headings of this Lease are inserted only for reference and do not affect the terms and provisions of this Lease.

25.	RIGHTS OF SUCCESSORS, COVENANTS RUN WITH LAND.

25.1	All of the rights and obligations of the parties under this Lease shall bind and inure to the benefit of their respective heirs, personal representatives, successors and assigns.

25.2	All covenants, conditions and agreements contained in this Lease shall be construed as covenants running with the land.

26.	SHORT FORM LEASE.

26.1

This Lease shall not be recorded, but its is agreed that, upon request by either party, the parties will execute a short form version of this Lease which may be recorded by either party, any recording costs to be paid by the party requesting the short form version of this Lease.

27.	BROKERAGE.

27.1

Landlord and Tenant covenant, warrant and represent one to the other that there was no broker instrumental in consummating this Lease, and that no conversation or prior negotiations were had by either party with any broker concerning the renting of the Leased Premises.

27.2

Each party agrees to protect, indemnify, save and hold harmless the other party against and from all liabilities, claims, losses, costs, damages and expenses (including reasonable attorneys’ fees) arising out of or resulting from or in connection with a breach of the foregoing covenant, warranty and representation.

28.	CROSS ACCESS AGREEMENT COVERING SHARED CURB CUT ON MEMORIAL AND ACCESS ROAD ON WEST PERIMETER.

28.1

Landlord and Tenant hereby create and grant for the benefit of the Bank parcel and the adjoining parcels to the north a perpetual, appurtenant non-exclusive cross access easement for the purposes of use in common with the respective owner/lessees of the Bank parcel and the adjoining parcels to the north of vehicular and pedestrian ingress and egress between the Bank parcel and the parcels to the north, including without limitation access for tenants, invitees, employees, and licensees of the Lessee/Owner of the Bank parcel and Lessee/Owner of the adjoining parcels to the north, on, over, across the entrances, driveways, exits, and accesses now or hereafter located on the Bank parcel and the adjoining parcels to the north. The owner/lessees of such parcels shall have the right to modify and locate such driveways from time to time, and the easements granted or created herein shall be deemed to be so modified.

28.2

Maintenance of the easements: Each Lessee/Owner shall be responsible for maintenance, repair, replacement and reconstruction of the driveways, exits, and entrances located within the easements to the extent such facilities are located on their respective parcels. Each party shall keep said easements located on its respective parcels in good repair.

29.	ALTERNATE DISPUTE RESOLUTION.

29.1

Any dispute concerning the Lease or the Leased Premises shall be resolved by mandatory binding arbitration administered by the American Arbitration Association (the “Administrator”). The arbitration shall be conducted under Tennessee’s then-current arbitration statutes and, to the extent not preempted thereby, by the rules of the Administrator most appropriate to disputes arising from commercial real estate leases. The proceeding shall be held in Murfreesboro, Tennessee. Any issue related to whether a dispute is subject to arbitration shall itself be arbitrated under this paragraph. Any dispute involving more than $50,000 shall be subject to arbitration by a panel of three neutral arbitrators. Each party reserves the right to apply to a court of record in Rutherford County, Tennessee, for extraordinary relief, such as injunctive relief or attachments, in order to obtain emergency relief, but the same shall not be a substitute for or waiver of the required arbitration. Any award issued by the arbitrator or arbitration panel shall be enforced as provided by applicable state arbitration law. All rights to a jury trial are hereby waived.

30.	LEASED PREMISES SUBJECT TO EASEMENT AND RESTRICTION AGREEMENT.

30.1

Tenant acknowledges that it has been made aware of an easement and restriction agreement which affects the leased premises. A copy of said agreement has been furnished to Tenant, said agreement being of record in Record Book 413, page 2927, in the Register’s Office of Rutherford County, Tennessee. Said agreement specifically provides for a cross easement for ingress and egress across the premises leased as well as the maintenance of same. Tenant acknowledges that its lease is subject to this agreement. Among other provisions, said easement and restriction agreement provides for cross easements for ingress and egress across the premises leased, provisions for the maintenance of same, and uniform development and maintenance of same. In addition to other agreements, said easement and restriction agreement imposes the following use restriction on the premises leased: No portion of Parcel A which includes the premises leased shall be used as a drugstore or for the sale of prescription drugs without the prior consent of Eckerd, in its sole discretion. This use restriction shall be a covenant running with the land for the benefit of the Eckerd Parcel and shall burden Parcel A pursuant to the terms and conditions hereof. No part of Parcel A which includes the premises leased may be used, assigned, or sublet for the following uses: nude or semi-nude dancing; “adult” or “X-rated” book or movie store (except that this provision shall not prohibit the sale or rent of “adult” or “X-rated” video tapes or DVDS as part of the business of a video store offering a substantial selection of other types of video tapes as a majority of is selection); for the display or sale of pornographic materials; adult movie theater; so-called “head shops” selling or displaying drug paraphernalia; massage parlor; or flea market.

31.	STORM WATER DRAINAGE.

31.1

The parties hereto acknowledge that it will be necessary for Tenant, when it develops the premises leased, to drain its property across property owned by Landlord immediately north of the premises leased. The parties hereto agree to cooperate with each other to facilitate the drainage of the premises being leased by Tenant. The parties agree that once a site plan is approved on the premises leased and the drainage plan is developed and approved by both of the parties hereto, that Landlord will grant the necessary easements, etc. to Tenant to facilitate this drainage.

32.	AGREEMENTS BINDING ON HEIRS, ETC.:

32.1

The agreements and covenants contained herein are binding on the heirs, administrators, successors, representatives and assigns of the respective parties, and this lease is made in Tennessee and shall be construed by Tennessee law.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date set forth in the initial paragraph of this Lease.

WITNESSES:		JAMES B. HAYNES FAMILY ESTATE PARTNERSHIP, L.P., a Tennessee limited Partnership

/s/ Janice M. Smith
Print Name:	Janice M. Smith

		By:	/s/ Sam Miller Haynes
Sam Miller Haynes
Managing General Partner

As to Landlord

WITNESSES:		MIDSOUTH BANK

/s/ Sharon Gren		By:	/s/ Lee Moss
Print Name:	Sharon Gren		Title: Chairman & CEO

As to Tenant

WENDELLWOOD DRIVE
(UNIMPROVED)
WENDELLWOOD DRIVE
HAYNES DRIVE
LOCATION MAP
SITE
HAYNES DRIVE
CASTLEWOOD DRIVE
(UNIMPROVED)
KROGER
MASTER PLAN
LEGEND
175'
958'
LEBANON
U.S. 231 NORTH (LEBANON HIGHWAY)
EXHIBIT "A"

Title Sheet No. C-4	Proj. Drwn. Date Scale	DUNLAP BUMBAS & ASSOC. LLC Smyrna, Tn	STONES RIVER MANOR 1998 ADDITIONS & RENOVATIONS MURFREESBORO, TENNESSEE	Revisions no/date/by